NEWS RELEASE

For Immediate Release
October 28, 2014
Contact:	Frank Smith
First Citizens BancShares
(919) 716-4121

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2014
RALEIGH, N.C. -- First Citizens BancShares Inc. ("BancShares") (Nasdaq: FCNCA) reports earnings for the quarter ended September 30, 2014, of $26.4 million, compared to $26.6 million for the second quarter of 2014, and $41.0 million for the corresponding period of 2013, according to Frank B. Holding, Jr., chairman of the board.
Per share income for the third quarter of 2014 totaled $2.74, compared to $2.76 for the second quarter of 2014 and $4.26 for the same period a year ago. Third quarter results generated an annualized return on average assets of 0.47 percent and an annualized return on average equity of 4.85 percent, compared to respective returns of 0.76 percent and 8.32 percent for the same period of 2013.
The decline in earnings of $0.2 million for the third quarter of 2014 compared to the second quarter of 2014 is primarily the result of an $8.8 million increase in net provision expense for loan and lease losses due to lower acquired portfolio provision credits and a $3.4 million increase in income taxes and other noninterest expense, partially offset by an increase in noninterest income of $12.0 million related to a reduction in FDIC adjustments as loss share agreements begin to expire. Similarly, when comparing earnings for the third quarter of 2014 to the third quarter of 2013, the decrease is primarily driven by acquired loan portfolio runoff totaling $192.0 million and a $9.2 million increase in net provision expense for loan and lease losses, partially offset by improved investment securities yields and continued reduction of funding costs.
Net income for the first nine months of 2014 totaled $75.3 million with earnings per share of $7.83, compared to $140.5 million and earnings per share of $14.60 for the same period of 2013, the result of lower net interest income of $70.7 million, primarily due to an $89.7 million decline in loan interest income and a $31.9 million lower provision credit recorded in 2014 both driven by continued acquired loan portfolio runoff. These declines are partially offset by improved investment securities income of $10.6 million and a $29.8 million reduction in FDIC receivable adjustments in comparison to the first nine months of 2013. The annualized return on average assets was 0.46 percent for the first nine months of 2014, compared to 0.89 percent for the same period of 2013. The annualized return on average equity was 4.74 percent and 9.79 percent for the respective periods.
MERGER WITH FIRST CITIZENS BANCORPORATION
On October 1, 2014, BancShares completed the merger of First Citizens Bancorporation, Inc., ("FCB-SC") a South Carolina corporation, into BancShares. Both subsidiary banks — First Citizens Bank and Trust Company, Inc. of South Carolina and First-Citizens Bank & Trust Company of North Carolina — will continue to operate as separate, wholly owned subsidiaries until they are merged early next year, with systems and operational conversion slated for later in 2015. Based on financial results as of September 30, 2014, the combined company has total assets of $30.2 billion, deposits of $25.6 billion, and loans of $18.2 billion, net of allowance for loan losses. Together, the two wholly owned bank subsidiaries provide a broad range of financial services at 573 branches in 18 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•
Loan growth continued during the third quarter of 2014, as total originated loans increased $391.5 million and $921.9 million from June 30, 2014, and September 30, 2013, respectively, and exceeded acquired loan run-off.

•	Asset quality remains strong.

◦	The allowance for loan and lease losses as a percentage of total loans was 1.46 percent at September 30, 2014, compared to 1.52 percent at June 30, 2014, and 1.82 percent at September 30, 2013.

◦	Nonperforming assets decreased $18.7 million, or 10.65 percent, compared to June 30, 2014, and decreased $38.1 million, or 19.51 percent, compared to September 30, 2013.

◦
Annualized net charge-offs as a percentage of average originated loans totaled 0.11 percent during the third quarter of 2014, consistent with the second quarter of 2014, and totaled 0.28 percent for the third quarter of 2013. Annualized net charge-offs as a percentage of average acquired loans totaled 1.32 percent during the third quarter of 2014, compared to 2.08 percent for the second quarter of 2014, and totaled 1.33 percent for the third quarter of 2013. Nonperforming assets as a percentage of total loans and leases plus other real estate totaled 1.13 percent at September 30, 2014, compared to 1.29 percent and 1.48 percent at June 30, 2014, and September 30, 2013.

◦
Provision expense for originated loans decreased $0.5 million to $1.7 million for the third quarter of 2014 compared to a provision expense of $2.2 million for the second quarter of 2014 due to improved credit quality, primarily in the commercial mortgage loan class, offset by slightly higher net charge-offs.

•
Taxable equivalent net interest margin declined 3 basis points during the third quarter of 2014, compared to the sequential quarter, primarily due to loan yield compression as a result of the continued acquired loan portfolio runoff and a large prepayment fee received in the second quarter of 2014, partially offset by improvement in investment yields.

•
Noninterest income of $77.4 million for the third quarter of 2014 is up $12.0 million compared to the sequential quarter, due to higher fees from processing services and reduced FDIC adjustments as loss share agreements begin to expire.

•
Noninterest expense totaled $201.8 million for the third quarter of 2014, an increase of $2.8 million from the sequential quarter, reflecting higher foreclosure-related, collection and advertising expenses.

•	BancShares' liquidity position is strong with $3.36 billion in free liquidity.

•
BancShares remains well capitalized with a tier 1 leverage capital ratio of 9.79 percent, tier 1 risk-based capital ratio of 14.26 percent and total risk-based capital ratio of 15.60 percent at September 30, 2014.

LOANS AND DEPOSITS
Loans for the third quarter of 2014 totaled $13.8 billion, an increase of $277.8 million, or 2.1 percent, compared to the second quarter of 2014, and an increase of $729.9 million, or 5.6 percent, compared to the same quarter of 2013. During the third quarter of 2014, originated loans increased by $391.5 million, or 3.2 percent, and $921.9 million, or 7.8 percent, compared to the second quarter of 2014 and third quarter of 2013, respectively. The overall organic loan growth was partially offset by reductions in the acquired loan portfolio, which decreased $113.7 million, or 10.2 percent, and $192.0 million, or 16.2 percent, compared to the second quarter of 2014 and third quarter of 2013, respectively. The continuing reduction in the acquired portfolio is aligned with original forecasts and was partially offset by the 1st Financial Services Corporation ("1st Financial") merger during the first quarter of 2014, which resulted in additional acquired loans of $271.2 million at September 30, 2014.

At September 30, 2014, total deposits equaled $18.4 billion, a decrease of $149.8 million, or 0.8 percent, when compared to the second quarter of 2014, and an increase of $343.6 million, or 1.9 percent, when compared to the third quarter of 2013. The decrease in the current quarter compared to prior quarter is due to recurring deposit balance fluctuations, while the significant increase compared to the third quarter of 2013 is primarily the result of acquired deposits from the 1st Financial merger.
NET INTEREST INCOME
Net interest income for the third quarter of 2014 increased $0.5 million, or 0.32 percent, compared to the second quarter of 2014, principally due to higher interest income in the originated loan portfolio. Conversely, net interest income decreased $13.0 million, or 7.2 percent, during the third quarter of 2014 compared to the same period of 2013, and year-to-date net interest income decreased $70.7 million, or 12.6 percent, compared to the same period in 2013. The third quarter and year-to-date reductions resulted primarily from decreased acquired loan interest income due to continued loan runoff. These reductions were partially offset by 2014 quarter-to-date and year-to-date increases in interest income from the investment portfolio of $3.0 million and $10.6 million, due to improvement in investment yields from the reinvestment of excess cash from the sale of the 1st Financial investment portfolio, and increases in loan interest income from the 1st Financial portfolio of $4.1 million and $12.7 million, respectively. Net interest income also benefited from decreased interest expense of $2.1 million and $8.1 million when comparing the third quarter of 2014 to the same quarter of the prior year, and year-to-date 2014 to the same period in 2013, respectively, due to a reduction in funding costs.
The taxable-equivalent net interest margin for the third quarter of 2014 was 3.26 percent, a decrease of 3 basis points from 3.29 percent recorded in the second quarter of 2014, and a 41 basis point decrease from 3.67 percent compared to the same quarter in the prior year. The year-to-date taxable-equivalent net interest margin for 2014 amounted to 3.27 percent, compared to 3.90 percent for the same nine-month period in 2013. The margin declines for all periods were primarily due to loan yield compression as a result of the continued acquired loan portfolio runoff, partially offset by improvements in investment yields. Although the acquired loan portfolio performance and runoff continue to create margin volatility, the overall impact related to prior acquisitions should continue to be less significant as that portfolio continues to decrease.
Taxable-equivalent net interest margin, excluding acquired loans, was 2.83 percent for the third quarter of 2014 and 2.85 percent for the second quarter of 2014. Taxable-equivalent net interest margin, excluding acquired loans, was 2.84 percent compared to 2.90 percent for the first nine months of 2014 and the same period of 2013.
Average quarter-to-date interest earning assets increased $46.6 million, compared to the second quarter of 2014, which was primarily driven by the $103.6 million increase in average outstanding loans, offset by decreases in average investment securities and overnight investments. Average year-to-date interest-earning assets increased $951.7 million, compared to the nine month period ending September 30, 2013, the result of increases in year-to-date average loans of $378.0 million, average investment securities of $438.6 million and average overnight investments of $135.1 million.
The taxable-equivalent yield on interest-earning assets totaled 3.48 percent for the third quarter of 2014, compared to 3.52 percent for the second quarter of 2014, and declined 70 basis points to 3.50 percent for the first nine months of 2014 from 4.20 percent for the same period of 2013. As the acquired portfolio yield was replaced with higher quality, lower yielding loan instruments, the taxable-equivalent yield on interest-earning assets declined in proportion.
Average interest-bearing liabilities decreased $184.5 million during the third quarter of 2014 when compared to the sequential quarter and increased $63.1 million for the first nine months of 2014 when compared to the first nine months of 2013. The rate on interest-bearing liabilities of 0.33 percent remained consistent when comparing the third and second quarters of 2014, while decreasing 8 basis points to 0.34 percent for the first nine months of 2014, compared to the same period of 2013.

ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses, for both acquired and originated loans, totaled $200.9 million at September 30, 2014, representing declines of $5.3 million and $36.9 million since June 30, 2014, and September 30, 2013, respectively. The originated loan allowance as a percentage of total originated loans for the third quarter of 2014 was 1.37 percent, compared to 1.43 percent and 1.50 percent for the second quarter of 2014 and the third quarter of 2013, respectively. The acquired loan allowance as a percentage of total acquired loans for the third quarter of 2014 was 2.59 percent, compared to 2.64 percent and 5.01 percent for the second quarter of 2014 and the third quarter of 2013, respectively.
BancShares recorded a $1.5 million net provision expense and a $7.7 million net provision credit for loan and lease losses for the third quarter and the first nine months of 2014, respectively, compared to a $7.7 million and $39.5 million net credit to provision for the third quarter and the first nine months of 2013, respectively. The acquired loan portfolio net provision credit totaled $0.2 million and $12.0 million during the third quarter of 2014 and for the first nine months of 2014, respectively, compared to net provision credits of $12.6 million and $50.7 million during the same periods of 2013. The current quarter credit to provision for loan and lease losses on acquired loans resulted from reversals of prior impairment due to accelerated payments and credit quality improvement. Net charge-offs on acquired loans totaled $3.3 million during the third quarter of 2014 and $15.7 million for the first nine months of 2014, compared to $4.4 million and $29.7 million for the same periods of 2013. The originated loan net provision expense totaled $1.7 million during the third quarter of 2014 and $4.3 million for the first nine months of 2014, compared to $4.9 million and $11.2 million for the same periods of 2013.
Net charge-offs on originated loans decreased to $3.5 million during the third quarter of 2014, compared to $8.4 million for the third quarter of 2013. Net charge-offs on originated loans totaled $9.1 million and $19.3 million for the first nine months of 2014 and 2013, respectively. On an annualized basis, originated loan net charge-offs represented 0.11 percent and 0.10 percent of average originated loans and leases for the third quarter of 2014 and first nine months of 2014, respectively, compared to 0.28 percent and 0.22 percent for the same periods of 2013.
NONINTEREST INCOME
Noninterest income of $77.4 million for the third quarter of 2014 increased $12.0 million, compared to the second quarter of 2014, and increased $5.5 million compared to the third quarter of 2013. For the nine-month period, noninterest income equaled $204.0 million for 2014, compared to $194.4 million for the same period of 2013. The increases are primarily driven by lower FDIC receivable adjustments as loss share agreements begin to expire and increases in processing service fess reflecting the service agreement with FCB-SC, partially offset by reductions in mortgage income and reductions in acquired loan recoveries due to continued runoff in the acquired loan portfolio. Substantially all fees from processing services during 2014 relate to payments from FCB-SC which will be eliminated during the fourth quarter as a result of the merger. Loss share protection expired for non-single residential loans acquired from Temecula Valley Bank and Venture Bank during the third quarter of 2014. Loss share protection will expire for loans acquired from First Regional Bank and for non-single family residential loans acquired from Sun America during the first quarter of 2015.
NONINTEREST EXPENSE
Noninterest expense increased $2.8 million in the third quarter of 2014 to $201.8 million, in comparison to $199.0 million in the sequential quarter, due to higher foreclosure-related costs and advertising expenses. The higher foreclosure-related costs are due to increased resolutions of other real estate properties leading to the reduction in other real estate owned property balance of $2.8 million when compared to June 30, 2014.
Noninterest expense increased $9.7 million in the third quarter of 2014 from $192.1 million in the third quarter of 2013. For the nine-month period, noninterest expense totaled $591.9 million, compared to $575.1 million for the nine-month period of 2013. The increase for both periods is a result of higher salaries and wages, occupancy expenses, advertising expenses, merger-related expenses, merchant and card processing expenses, which are correlated with higher merchant and cardholder services income. The increase is partially offset by lower collection expenses, associated with managing fewer nonperforming assets, and employee benefits, primarily due to lower pension expense.

INCOME TAXES
Income tax expense totaled $13.9 million and $25.7 million for the third quarter of 2014 and 2013, representing effective tax rates of 34.5 percent and 38.5 percent during the respective periods. Income tax expense totaled $37.3 million and $82.0 million for the nine months ended September 30, 2014, and 2013, respectively. The effective tax rates were 33.2 percent and 36.9 percent for the respective nine-month periods. The decrease in effective tax rate during 2014 results from the impact of permanent differences on lower pre-tax earnings.
NONPERFORMING ASSETS
As of September 30, 2014, BancShares’ nonperforming assets amounted to $157.1 million, or 1.13 percent, of total loans and leases plus other real estate owned (OREO), compared to 1.29 percent and 1.48 percent, at June 30, 2014, and September 30, 2013, respectively. Of the $157.1 million in nonperforming assets at September 30, 2014, $59.7 million related to acquired covered loans and OREO, $23.3 million related to acquired non-covered loans and OREO, and $74.1 million related to originated loans and OREO. Acquired nonperforming assets for the third quarter of 2014 decreased $20.6 million compared to the sequential quarter and decreased $5.0 million, or 5.65 percent, when compared to the third quarter of 2013, primarily due to several large paydowns and payoffs. Acquired covered nonperforming assets represent 11.98 percent of acquired covered loans and OREO, compared to 10.97 percent and 7.05 percent at June 30, 2014, and September 30, 2013, respectively. Originated nonperforming assets represented 0.58 percent of originated loans and leases plus OREO as of September 30, 2014, in comparison to 0.58 percent and 0.90 percent at June 30, 2014, and September 30, 2013, due to a reduction in originated nonaccrual loans.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for the third quarters of 2014 and 2013 is affected by various post-acquisition adjustments to the carrying value of acquired assets, which create potential volatility in net interest income, provision for loan and lease losses and noninterest income. For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
ABOUT FIRST CITIZENS BANCSHARES
As of September 30, 2014, BancShares had total assets of $21.9 billion. BancShares is the financial holding company for First-Citizens Bank & Trust Company of North Carolina. First-Citizens Bank & Trust Company provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 17 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking.
Effective October 1, 2014, BancShares completed the merger of First Citizens Bancorporation, Inc., a South Carolina corporation, into BancShares. Both subsidiary banks — First Citizens Bank and Trust Company, Inc. of South Carolina and First-Citizens Bank & Trust Company of North Carolina — will continue to operate as separate, wholly owned subsidiaries until they are merged early next year.
For more information, visit First Citizens' website at firstcitizens.com.
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This information may contain forward-looking statements. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability to obtain regulatory approvals and meet other conditions to closing the bank merger, delay in closing the bank merger, difficulties and delays in integrating the businesses of the companies or fully realizing cost savings and other benefits of the FCB-SC and/or bank merger, changes in interest rates and capital markets and other factors detailed in BancShares’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended			Nine months ended September 30
(in thousands, except per share data; unaudited)	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013
Interest income	$177,621	$177,311	$192,634	$528,326	$607,164
Interest expense	11,399	11,613	13,451	35,475	43,571
Net interest income	166,222	165,698	179,183	492,851	563,593
Provision (credit) for loan and lease losses	1,537	(7,299)	(7,683)	(7,665)	(39,531)
Net interest income after provision (credit) for loan and lease losses	164,685	172,997	186,866	500,516	603,124
Noninterest income	77,390	65,382	71,918	203,953	194,426
Noninterest expense	201,810	199,020	192,143	591,860	575,065
Income before income taxes	40,265	39,359	66,641	112,609	222,485
Provision for income taxes	13,902	12,809	25,659	37,330	82,012
Net income	$26,363	$26,550	$40,982	$75,279	$140,473
Taxable-equivalent net interest income	$167,150	$166,570	$179,823	$495,414	$565,566
Net income per share	$2.74	$2.76	$4.26	$7.83	$14.60
Cash dividends per share	0.30	0.30	0.30	0.90	0.90
Profitability information (annualized)
Return on average assets	0.47%	0.48%	0.76%	0.46%	0.89%
Return on average equity	4.85	5.01	8.32	4.74	9.79
Taxable-equivalent net interest margin	3.26	3.29	3.67	3.27	3.90

CONDENSED BALANCE SHEETS

(in thousands, except per share data; unaudited)	September 30, 2014	June 30, 2014	September 30, 2013
Assets
Cash and due from banks	$400,993	$566,952	$569,118
Overnight investments	707,352	1,118,474	1,354,131
Investment securities	5,648,701	5,538,859	5,162,598
Loans and leases:
Acquired	996,280	1,109,933	1,188,281
Originated	12,806,511	12,415,023	11,884,585
Allowance for loan and lease losses	(200,905)	(206,246)	(237,799)
FDIC loss share receivable	45,140	49,959	100,553
Other assets	1,538,419	1,469,886	1,489,885
Total assets	$21,942,491	$22,062,840	$21,511,352
Liabilities and shareholders' equity
Deposits	$18,406,941	$18,556,758	$18,063,319
Other liabilities	1,368,843	1,356,937	1,465,976
Shareholders' equity	2,166,707	2,149,145	1,982,057
Total liabilities and shareholders' equity	$21,942,491	$22,062,840	$21,511,352
Book value per share	$225.25	$223.43	$206.06

SELECTED AVERAGE BALANCES

	Three months ended September 30		Nine months ended September 30
(in thousands, except shares outstanding; unaudited)	2014	2013	2014	2013
Total assets	$22,097,766	$21,260,384	$21,998,409	$21,211,970
Investment securities	5,616,730	5,177,729	5,617,734	5,179,112
Loans and leases	13,670,217	13,111,710	13,567,030	13,189,054
Interest-earning assets	20,351,369	19,428,949	20,266,596	19,314,888
Deposits	18,506,778	17,856,882	18,520,391	17,895,842
Interest-bearing liabilities	13,836,025	13,757,983	14,013,950	13,950,808
Shareholders' equity	$2,154,945	$1,953,128	$2,124,374	$1,918,870
Shares outstanding	9,618,941	9,618,941	9,618,941	9,618,955

CAPITAL INFORMATION

(unaudited)	September 30, 2014	June 30, 2014	September 30, 2013
Tier 1 capital ratio	14.26%	14.61%	15.04%
Total capital ratio	15.60	15.95	16.54
Leverage capital ratio	9.79	9.71	9.84

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	2014			2013		Nine months ended September 30
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
(in thousands, unaudited)
ALLL at beginning of period	$206,246	$222,942	$233,394	$237,799	$258,316	$233,394	$319,018
Reclassification of reserve due to implementation of enhanced model (1)	—	—	—	—	—	—	7,368
Provision (credit) for loan and lease losses:
Acquired loans	(197)	(9,529)	(2,273)	(834)	(12,615)	(11,999)	(50,710)
Originated loans	1,734	2,230	370	8,110	4,932	4,334	11,179
Net charge-offs of loans and leases:
Charge-offs	(8,721)	(10,904)	(10,676)	(13,494)	(14,628)	(30,299)	(54,532)
Recoveries	1,843	1,507	2,127	1,813	1,794	5,475	5,476
Net charge-offs of loans and leases	(6,878)	(9,397)	(8,549)	(11,681)	(12,834)	(24,824)	(49,056)
ALLL at end of period	$200,905	$206,246	$222,942	$233,394	$237,799	$200,905	$237,799
ALLL at end of period allocated to loans and leases:
Acquired	$25,800	$29,331	$44,993	$53,520	$59,517	$25,800	$59,517
Originated	175,105	176,915	177,949	179,874	178,282	175,105	178,282
ALLL at end of period	$200,905	$206,246	$222,942	$233,394	$237,799	$200,905	$237,799
Net charge-offs of loans and leases:
Acquired	$3,334	$6,133	$6,254	$5,163	$4,402	$15,721	$29,745
Originated	3,544	3,264	2,295	6,518	8,432	9,103	19,311
Total net charge-offs	$6,878	$9,397	$8,549	$11,681	$12,834	$24,824	$49,056
Reserve for unfunded commitments	$328	$380	$324	$357	$375	$328	$375
Average loans and leases:
Acquired	1,005,045	1,183,464	1,282,816	1,086,469	1,310,010	1,181,664	1,513,113
Originated	12,665,172	12,383,148	12,177,129	12,002,167	11,801,700	12,385,366	11,675,941
Loans and leases at period-end:
Acquired	996,280	1,109,933	1,270,818	1,029,426	1,188,281	996,280	1,188,281
Originated	12,806,511	12,415,023	12,200,226	12,104,298	11,884,585	12,806,511	11,884,585
Nonaccrual loans and leases:
Acquired covered	$30,415	$54,036	$52,108	$28,493	$29,194	$30,415	$29,194
Acquired not covered	6,425	—	—	—	—	6,425	—
Originated	47,778	46,485	46,952	53,170	66,840	47,778	66,840
Other real estate:
Acquired covered	29,272	40,136	41,855	47,081	58,769	29,272	58,769
Acquired not covered	16,882	9,406	10,664	—	—	16,882	—
Originated	26,304	25,745	33,840	36,898	40,338	26,304	40,338
Total nonperforming assets	$157,076	$175,808	$185,419	$165,642	$195,141	$157,076	$195,141
Nonperforming assets:
Acquired covered	$59,687	$94,172	$93,963	$75,574	$87,963	$59,687	$87,963
Acquired not covered	23,307	9,406	10,664	—	—	23,307	—
Originated	74,082	72,230	80,792	90,068	107,178	74,082	107,178
Accruing loans and leases greater than 90 days past due:
Acquired	$64,700	$69,660	$137,102	$193,892	$205,847	$64,700	$205,847
Originated	10,527	9,872	9,471	8,784	9,363	10,527	9,363
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	1.32%	2.08%	1.98%	1.89%	1.33%	1.78%	2.63%
Originated	0.11	0.11	0.08	0.22	0.28	0.10	0.22
ALLL to total loans and leases:
Acquired	2.59	2.64	3.54	5.20	5.01	2.59	5.01
Originated	1.37	1.43	1.46	1.49	1.50	1.37	1.50
Nonperforming assets to total loans and leases plus other real estate:
Acquired covered	11.98	10.97	9.34	7.02	7.05	11.98	7.05
Acquired not covered	4.28	3.12	3.36	—	—	4.28	—
Originated	0.58	0.58	0.66	0.74	0.90	0.58	0.90
Total	1.13	1.29	1.37	1.25	1.48	1.13	1.48
(1) During the second quarter of 2013, BancShares enhanced its ALLL model that included estimated losses on unfunded commitments. As a result of these modifications, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.